UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                     FORM 15

      Certification and Notice of Termination of Registration under Section
                 12(g) of the Securities Exchange Act of 1934 or
            Suspension of Duty to File Reports Under Sections 13 and
                  15(d) of the Securities Exchange Act of 1934

                         Commission File Number: 1-6590

                            COX COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

                              1400 Lake Hearn Drive
                             Atlanta, Georgia 30319
                                  404-843-5000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Class A Common Stock, $1.00 par
                    value (Title of each class of securities
                              covered by this Form)

             Exchangeable Subordinated Discount Debentures due 2020
                           (Title of all other classes
                                of securities for
                              which a duty to file
                                  reports under
                                Section 13(a) or
                                 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)     [X]            Rule 12h-3(b)(1)(ii)
        Rule 12g-4(a)(1)(ii)                   Rule 12h-3(b)(2)(i)
        Rule 12g-4(a)(2)(i)                    Rule 12h-3(b)(2)(ii)
        Rule 12g-4(a)(2)(ii)                   Rule 15d-6
        Rule 12h-3(b)(1)(i)     {X}

Approximate number of holders of record as of the certification or notice date: None





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    Pursuant to the requirements of the Securities Exchange Act of 1934,
Cox Communications, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  December 8, 2004             By:  /s/ Jimmy W. Hayes
                                         ------------------------------
                                         Name:  Jimmy W. Hayes
                                         Title: Executive Vice President Finance
                                                and Chief Financial Officer